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                                                                    EXHIBIT 99.1


SUNDAY APRIL 28, 11:30 PM EASTERN TIME

PRESS RELEASE

SOURCE: SBS Technologies, Inc.

SBS TECHNOLOGIES ANNOUNCES CHANGES IN SENIOR MANAGEMENT; FORMER CHAIRMAN AND CEO AMENSON RESUMES RESPONSIBILITIES

ALBUQUERQUE, N.M., April 28 /PRNewswire-FirstCall/ -- SBS Technologies, Inc. (Nasdaq: SBSE - news), a leading designer and manufacturer of embedded computer solutions for the communications infrastructure, commercial and government markets, today announced changes in the management of the Company which were effective April 26, 2002.

At its regularly scheduled meeting of the Board of Directors, Christopher J. Amenson was elected Chairman of the Board of Directors and Chief Executive Officer, and David H. Greig, was elected President and Chief Operating Officer, reporting to Mr. Amenson. Former Chairman and Chief Executive Officer and Director, Grahame Rance, has resigned to pursue other interests.

Mr. Amenson was President and Chief Operating Officer of SBS from 1992 through 1996, when he became Chief Executive Officer, a position he held until March 2001. Mr. Amenson has served on the Board of Directors since January 1992, and served as Chairman of the Board of Directors from 1996 through November 2001. Mr. Greig joined SBS in 1997 and previously served as President of the Commercial Group.

"I intend to implement significant cost reductions in our Selling, General and Administrative expense and other areas with a goal of returning the company to profitability as soon as possible. I have the utmost confidence in Dave's leadership and operational skills that have been demonstrated in his performance while taking on increasing responsibility over the past 5 years. In addition, we have a very solid management team, with whom I am very familiar, throughout our company," said Christopher J. Amenson. "We wish Grahame well in his new endeavors and thank him for the contributions he has made during his tenure with SBS," Amenson added.

ABOUT SBS TECHNOLOGIES, INC.

SBS Technologies, Inc. (Nasdaq: SBSE - news), founded in 1986, designs and builds open architecture embedded computer products that enable original equipment manufacturers to serve the commercial, communication and government markets. SBS products are integrated into a variety of applications including communication networking, medical imaging, industrial automation, and military systems. The portfolio includes an extensive line of CPU boards,



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computer interconnections, avionics, telemetry, and fully integrated systems and enclosures. Headquartered in Albuquerque, New Mexico, SBS is globally positioned with 16 locations in 6 countries, including its European headquarters in Augsburg, Germany. More information on SBS is available at www.sbs.com.

This release contains forward-looking statements regarding future events or the future financial performance of SBS, specifically regarding profitability, the anticipated timing of returning to profitability, management's plan to reduce costs within the company, anticipated management performance, and overall company performance. These forward-looking statements are subject to a number of risks and other factors that could cause the actual results to differ materially from those contained in the forward-looking statements. Among these factors are:
SBS management execution and performance; business and economic conditions generally; a high degree of uncertainty and rapid change in the markets addressed by SBS' products; customer acceptance of and demand for SBS' products; SBS' ability to design, test and introduce new products on a timely basis; and the risk factors listed in SBS' Form 10-K for the year ended June 30, 2001 filed with the Securities and Exchange Commission.

SOURCE: SBS Technologies, Inc.